Exhibit 23.3
Consent of Moss Adams LLP,
Independent Auditor
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-121883, 333-152301, 333-140433, 333-164889 and 333-141100) and Form S-8 (Nos. 333-126574, 333-130337 and 333-161409) of Medical Properties Trust, Inc., of our report dated April 1, 2010, relating to the consolidated balance sheets of Prime Healthcare Services, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income, stockholders’ equity and cash flows for years then ended, which report is included in this Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2009.
/s/  Moss Adams LLP

Irvine, California
April 9, 2010